EXHIBIT 99.1

Havertys Reports Earnings for First Quarter 2016

Atlanta, Georgia, May 2, 2016 – HAVERTYS  (NYSE: HVT and HVT.A) reports earnings per share for the first quarter ended March 31, 2016 was $0.21 compared to $0.27 for the same period of 2015.

Clarence H. Smith, chairman, president and CEO, said, "Our earnings results reflect the previously announced modest sales increase.  Our expansion and remodeling strategy has yielded nine new locations and two significantly remodeled and expanded stores over the past 21 months.  The sales results for these locations, including those in new markets, combined with the overall slower growth in some of our existing markets has not yet allowed us to outpace the additional fixed costs.  We are pleased that our mobile friendly website has seen strong increases in traffic and sales.  We will continue to use our website to stimulate interest in Havertys via email marketing, search engine campaigns, display ads, and social media. Operationally, we are nearing the completion of the migration to a new supply chain import network system, expansion of our Florida distribution infrastructure, and conversion to more collaborative cloud based systems for our management teams.

With the continued uncertain economic and political climate, we are pleased that our top line growth has improved thus far in the seasonally weaker second quarter.   We are in a strong financial position and remain committed to increasing shareholder value."

Financial Highlights

First Quarter 2016 Compared to First Quarter 2015

•	As previously reported, total net sales increased 1.7% to $194.5 million. Comparable store sales increased 0.9% over the same period last year.
•
Total written sales were down 1.3% and written comparable store sales decreased 2.2%. Havertys' stores are closed for Easter and the negative impact from the holiday occurring in March this year versus April last year is estimated at 1.4%.

•	Average written ticket was up 1.1% and sales of custom order upholstery grew 4.0%.
•	Gross profit margins of 53.7% were flat and slightly better than our estimates.
•
SG&A costs as a percent of sales were 49.5% in 2016 and 48.2% in 2015.  Total SG&A dollars increased $4.1 million due to increases in advertising of $1.2 million, selling costs of $0.8 million, occupancy expense of $0.8 million, and administrative costs of $0.6 million.

•	Investments of $3.1 million were made in new computer equipment and the related multi-year maintenance agreements increased prepaid expenses $3.0 million.
•
In March we amended our credit facility to increase commitments from $50.0 million to $60.0 million, lower the unused fees, reduce the rate on borrowings, and extend the maturity date to March 2021 from September 2016. We have not borrowed under our revolving credit facility since its origination in 2008.

•	We purchased 11,497 shares of our common stock during the quarter at an average price of $20.49.

NEWS RELEASE - MAY 2, 2016

Expectations and Other

•	Total delivered sales for the second quarter to date of 2016 are up approximately 4.7% over the same period last year and comparable store sales are up 4.5%.
•
Total written sales for the second quarter to date of 2016 are up approximately 8.8% and written comparable store sales are up 8.9%. Havertys' stores are closed for Easter and the positive impact from the holiday occurring in March this year versus April last year is estimated at 4.8%.

•	Our previous guidance on gross profit margins for the full year 2016 remains unchanged at 53.5% as we expect a negative impact from closeout inventory.
•
Our estimate for fixed and discretionary type expenses for 2016 remains $251 million versus the $240.9 million for these same costs in 2015.  The variable type costs within SG&A for the full year of 2016 are anticipated to be approximately 17.9% percent of sales.

•	In April we opened a temporary location in Lubbock, Texas to serve that market while we rebuild our store that was destroyed at the end of December.
•
We expect to increase selling square footage approximately 1.4% in 2016. Total capital expenditures are estimated to be in the $33 million range in 2016 depending on the timing of spending for new projects.

NEWS RELEASE - MAY 2, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data – Unaudited)

	Three Months Ended March 31,
	2016	2015

Net sales	$194,511	$191,331
Cost of goods sold	90,092	88,684
Gross profit	104,419	102,647
Credit service charges	65	72
Gross profit and other revenue	104,484	102,719

Expenses:
Selling, general and administrative	96,353	92,303
Provision for doubtful accounts	104	23
Other income, net	(182)	(27)
Total expenses	96,275	92,299

Income before interest and income taxes	8,209	10,420
Interest expense, net	622	492

Income before income taxes	7,587	9,928
Income tax expense	2,918	3,809
Net income	$4,669	$6,119

Other comprehensive income
Adjustments related to retirement plans; net of tax expense of $11 and $31	$19	$50

Comprehensive income	$4,688	$6,169

Basic earnings per share:
Common Stock	$0.21	$0.27
Class A Common Stock	$0.20	$0.26

Diluted earnings per share:
Common Stock	$0.21	$0.27
Class A Common Stock	$0.20	$0.25

Basic weighted average shares outstanding:
Common Stock	20,021	20,569
Class A Common Stock	2,031	2,081

Diluted weighted average shares outstanding:
Common Stock	22,496	22,977
Class A Common Stock	2,031	2,081

Cash Dividends per share:
Common Stock	$0.100	$0.080
Class A Common Stock	$0.095	$0.075

NEWS RELEASE - MAY 2, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$53,733	$70,659	$74,146
Investments	12,740	12,725	6,250
Restricted cash and cash equivalents	8,010	8,005	8,000
Accounts receivable	4,857	5,948	6,393
Inventories	110,200	108,896	107,348
Prepaid expenses	10,411	6,137	7,271
Other current assets	5,317	6,341	4,073
Total current assets	205,268	218,711	213,481

Accounts receivable, long-term	546	655	695
Property and equipment	236,587	229,283	228,952
Deferred income taxes	17,234	17,245	17,939
Other assets	6,038	5,357	8,559
Total assets	$465,673	$471,251	$469,626

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$24,172	$27,815	$23,055
Customer deposits	23,782	21,036	29,583
Accrued liabilities	30,541	42,060	35,632
Deferred income taxes	-	-	5,689
Current portion of lease obligations	3,239	3,051	2,788
Total current liabilities	81,734	93,962	96,747

Lease obligations, less current portion	53,038	50,074	48,861
Other liabilities	25,864	25,476	26,557
Total liabilities	160,636	169,512	172,165

Stockholders' equity	305,037	301,739	297,461
Total liabilities and stockholders' equity	$465,673	$471,251	$469,626

NEWS RELEASE - MAY 2, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Three Months Ended March 31,
	2016	2015

CASH FLOW FROM OPERATING ACTIVITIES
Net income	$4,669	$6,119
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,792	6,098
Share-based compensation expense	1,050	1,113
Provision for doubtful accounts	104	23
Other	(24)	(6)
Changes in operating assets and liabilities:
Accounts receivable	1,096	766
Inventories	(1,304)	(209)
Customer deposits	2,746	5,896
Other assets and liabilities	(3,512)	(451)
Accounts payable and accrued liabilities	(16,380)	(5,785)
Net cash (used in) provided by operating activities	(4,763)	13,564

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(8,979)	(6,711)
Maturities of certificates of deposit	-	1,000
Other	4	23
Net cash used in investing activities	(8,975)	(5,688)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on lease obligations	(748)	(593)
Dividends paid	(2,205)	(1,802)
Common stock purchased	(235)	-
Construction allowance receipts	-	3,286
Other	-	(102)
Net cash (used in) provided by financing activities	(3,188)	789

(Decrease) increase in cash and cash equivalents during the period	(16,926)	8,665
Cash and cash equivalents at beginning of period	70,659	65,481

Cash and cash equivalents at end of period	$53,733	$74,146

NEWS RELEASE - MAY 2, 2016

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 122 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company's website havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Tuesday, May 3, 2016 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through Tuesday, May 10, 2016. The number to access the telephone playback is 1-888-203-1112 (access code:  2990845).

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys